Exhibit 2.2

AGREEMENT OF MERGER

This AGREEMENT OF MERGER (this “Agreement”) is dated as of June 17, 2016, is made by and between Atrinsic, Inc., a Delaware corporation (“Parent”), and Protagenic Therapeutics, Inc., a Delaware corporation (“Subsidiary”).

WHEREAS, Parent owns 100% of the issued and outstanding shares of capital stock of Subsidiary; and

WHEREAS, the Boards of Directors of Parent and Subsidiary have determined that it is advisable and in the best interests of their respective stockholders for Subsidiary to merge with and into Parent with the result that Parent shall be the surviving corporation (the “Merger”), upon the terms and conditions set forth herein and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agreed as follows:

1.          Merger. Subsidiary shall, pursuant to the provision of the DGCL, be merged with and into Parent, which shall be the surviving corporation from and after the date on which a certificate of merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”), and which shall continue to exist under the name Protagenic Therapeutics, Inc., a Delaware corporation (the “Surviving Corporation”). The separate existence of Subsidiary shall cease at the Effective Time in accordance with the provisions of the DGCL.

2.          Certificate of Incorporation. The Certificate of Incorporation of Parent in effect at the Effective Time shall continue as the Certificate of Incorporation of the Surviving Corporation, except that Article 1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“1. The name of the Corporation is Protagenic Therapeutics, Inc.”

and such Certificate of Incorporation as herein amended and changed shall continue in full force and effect until further amended and changed in the manner prescribed by the provisions of the DGCL.

3.          Bylaws. The bylaws of Parent in effect at the Effective Time shall continue as the bylaws of the Surviving Corporation and will continue in full force and effect until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the DGCL.

4.          Directors and Officers. The directors and officers of Parent in office at the Effective Time shall continue to hold their respective positions with the Surviving Corporation until the election and qualification of their respective successors or until their earlier removal, resignation or death in accordance with the bylaws of the Surviving Corporation.

5.          Exchange of Capital Stock. At the Effective Time, each issued and outstanding share of capital stock of Subsidiary shall not be converted or exchanged in any manner into shares of capital stock of the Surviving Corporation and shall be canceled. Each share of capital stock of Parent that is issued and outstanding at the Effective Time shall not be converted or exchanged in any manner but as of the Effective Time shall represent one share of capital stock of the identical class or series of the Surviving Corporation with the terms set forth in the Certificate of Incorporation of the Surviving Corporation.

6.          Execution, Filing and Recordation. Parent and Subsidiary agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Delaware, and that they will cause to be performed all necessary acts within the State of Delaware and elsewhere, to effectuate the Merger.

7.          Termination. This Agreement may be abandoned or terminated prior to the filing thereof with the Secretary of State of the State of Delaware by resolution duly adopted by either of the Boards of Directors of Parent or Subsidiary. In the event of such termination or abandonment, this Agreement shall forthwith become void and neither party nor its respective officers, directors or stockholders shall have any liability hereunder.

* * * * *

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

ATTEST:	ATRINSIC, INC.

/s/ Alexander K. Arrow	By:	/s/ Garo H. Armen
Alexander K. Arrow, M.D., Secretary	Name:	Garo H. Armen, PhD
	Title:	President and Chief Executive Officer

ATTEST:	PROTAGENIC THERAPEUTIC, INC

/s/ Alexander K. Arrow	By:	/s/ Garo H. Armen
Alexander K. Arrow, M.D., Secretary	Name:	Garo H. Armen, PhD
	Title:	President and Chief Executive Officer

SECRETARY’S CERTIFICATE OF ATRINSIC, INC,

The undersigned, Alexander K. Arrow, M.D., Secretary of Atrinsic, Inc., a Delaware corporation and one of the merging corporations mentioned in the foregoing Agreement of Merger (the “Agreement”), certifies that the Agreement has been adopted by on behalf of Atrinsic, Inc. without a stockholder vote as permitted by section 253 of the General Corporation Law of the State of Delaware.

ATRINSIC, INC.

Dated: June 17, 2016	By:	/s/ Alexander K. Arrow
Alexander K. Arrow, M.D., Secretary

SECRETARY’S CERTIFICATE OF PROTAGENIC THERAPEUTICS, INC.

The undersigned, Alexander K. Arrow, M.D., Secretary of Protagenic Therapeutics, Inc., a Delaware corporation and one of the merging corporations mentioned in the foregoing Agreement of Merger (the “Agreement”), certifies that the Agreement has been adopted by on behalf of Protagenic Therapeutics, Inc. without a stockholder vote as permitted by section 253 of the General Corporation Law of the State of Delaware.

PROTAGENIC THERAPEUTICS, INC.

Dated: June 17, 2016	By:	/s/ Alexander K. Arrow
Alexander K. Arrow, M.D., Secretary